Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262472

PROSPECTUS SUPPLEMENT NO. 9

(To the Prospectus dated March 10, 2022)

Primary Offering of

15,800,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

16,025,284 Shares of Class A Common Stock

7,175,000 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement supplements the prospectus, dated March 10, 2022 (as amended, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262472). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling securityholders named in the Prospectus (or their permitted transferees) (the “Selling Securityholders”) of (i) up to 16,025,284 shares of our Class A common stock, par value $0.0001 per share (”Class A Common Stock”), (including (a) 7,175,000 shares that may be issued upon the exercise of the Private Warrants (as defined below) and (b) 8,850,384 PIPE Shares (as defined in the Prospectus) and (ii) up to 7,175,000 warrants to purchase shares of Class A Common Stock (the “Private Warrants”) originally issued in a private placement that closed concurrently with the initial public offering of Thayer Ventures Acquisition Corporation, our legal predecessor and a special purpose acquisition company (“Thayer”). In addition, the Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 7,175,000 shares of Class A Common Stock that are issuable upon the exercise of the Private Warrants and (ii) 8,625,000 shares of Class A Common Stock that are issuable upon the exercise warrants to purchase shares of Class A Common Stock sold as part of Thayer’s initial public offering (the “Public Warrants” and together with the Private Warrants, the “Warrants”).

Our Class A Common Stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ISPO” and the Warrants are listed on Nasdaq under the symbol “ISPOW.” On December 16, 2022, the last reported sales price of our Class A Common stock was $1.41 per share and the last reported sales price of our Warrants was $0.10.

This prospectus supplement should be read in conjunction with the Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 19, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2022

Inspirato Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-39791	85-2426959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1544 Wazee Street Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(303) 586-7771

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ISPO	The Nasdaq Stock Market LLC
Warrants to purchase Class A common stock	ISPOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 18, 2022, Inspirato Incorporated (the “Company”) received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) (the “Rule”) as a result of its failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 (the “Third Quarter Report”) with the Securities and Exchange Commission (the “SEC”) by the required due date. The Notice stated that, under Nasdaq rules, the Company has 60 calendar days, or until January 17, 2023, to submit a plan to regain compliance with Nasdaq’s continued listing requirements. If the plan is accepted, Nasdaq may grant an extension of up to 180 calendar days, or until May 15, 2023, to regain compliance. The Company can also regain compliance with Nasdaq’s continued listing requirements at any time before January 17, 2023, by filing the Third Quarter Report with the SEC, and continuing to comply with Nasdaq’s other continued listing requirements. The Company intends to file with the SEC the Third Quarter Report and regain compliance with Nasdaq’s continued listing requirements as soon as practicable.

The Notice has no immediate effect on the listing or trading of the Company’s shares of Class A common stock or warrants. However, if the Company fails to timely regain compliance with the Rule, the Company’s shares of Class A common stock and warrants will be subject to delisting from Nasdaq.

As previously disclosed in the Current Report on Form 8-K filed on November 14, 2022 by the Company, on November 8, 2022, the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company concluded, after discussion with the Company’s management, that the Company’s unaudited condensed consolidated financial statements as of and for the quarterly periods ended March 31, 2022 and June 30, 2022 (collectively, the “Non-Reliance Periods”), included in the Quarterly Reports on form 10-Q filed with the SEC for the Non-Reliance Periods, should no longer be relied upon. This is due to the incorrect application of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (“ASC 842”) with respect to the assessment of right-of-use assets and liabilities, resulting in an understatement of both right-of-use assets and total lease liabilities of approximately 9% for each of the Non-Reliance Periods resulting in an understatement of total assets and total liabilities by approximately 5% for each of the Non-Reliance periods, and due to property-related and other expenses being under accrued in the first quarter, and over accrued in the second quarter, resulting in cost of revenue being understated by approximately 1% and overstated by approximately 5% in the first and second quarter, respectively. Similarly, any previously issued or filed reports, press releases, earnings releases, and investor presentations or other communications describing the Company’s condensed consolidated unaudited financial statements and other related financial information covering the Non-Reliance Periods should no longer be relied upon.

The incorrect application and assessments pursuant to ASC 842 did not have a material impact on the Company's results of operations and had no impact on the Company's revenues or operating cash flows for each of the Non-Reliance Periods.

The Company intends to restate the unaudited condensed consolidated financial statements for the Non-Reliance Periods as soon as practicable by filing amended Quarterly Reports on Form 10-Q/A for the Non-Reliance Periods. Accordingly, investors and others should rely only on financial information and other disclosures regarding the Non-Reliance Periods once the Company restates its unaudited condensed consolidated financial statements for the Non-Reliance Periods.

Also on November 14, 2022 the Company filed a Notification of Late Filing on Form 12b-25 disclosing that it would not, without unreasonable effort and expense, be able to file the Third Quarter Report with the SEC within the prescribed time period due to delays in completion of the financial statements for the quarter ended September 30, 2022. The delay in the issuance of the Company’s financial statements for the quarter ended September 30, 2022 is attributable to the pending restatement of the Company’s condensed consolidated unaudited financial statements for the Non-Reliance Periods.

The above referenced misstatements are preliminary, unaudited and subject to further change in connection with the completion of the amended Quarterly Reports on Form 10-Q/A for the Non-Reliance Periods to be filed with the SEC.

As previously disclosed in the Current Report on Form 8-K filed on November 14, 2022, the Audit Committee and management discussed the matters relating to the Non-Reliance Periods with the Company’s independent registered public accounting firm, BDO USA LLP.

In connection with the restatements discussed above, the Company’s management has re-evaluated the effectiveness of the Company’s disclosure controls and procedures as of March 31, 2022 and June 30, 2022 and based on that evaluation, the Company’s management has concluded its disclosure controls and procedures remained ineffective due to the unremediated material weaknesses previously disclosed in Item 4 “Controls and Procedures” in the Company’s Quarterly Reports on Form 10-Q filed with the SEC for the Non-Reliance Periods. Management is developing a remediation plan for the material weaknesses.

Item 8.01 Other Events

On November 23, 2022, the Company issued a press release disclosing the Company’s receipt of the Notice. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated November 23, 2022
104	Cover Page Interactive Data File (Cover page XBRL tags are embedded within the Inline XBRL document)

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company advises caution in reliance on forward-looking statements. Forward-looking statements include, without limitation, the Company’s plans and expectations related to the restatement of the condensed consolidated unaudited financial statements as of and for the Non-Reliance Periods. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those implied by forward-looking statements, including the outcome of the Company’s evaluation of its accounting with respect to previously issued financial statements, including the possibility of material adjustments thereto; the discovery of additional and unanticipated information during the procedures required to be completed before the Company is able to file its required reports; the application of accounting or tax principles in an unanticipated manner; the ability to identify and remediate material weaknesses and ineffective internal control over financial reporting and disclosure controls and procedures; and the timing of the filing of the Quarterly Report on Form 10-Q for the period ended September 30, 2022 to regain compliance with Nasdaq continued listing requirements within the applicable grace period. See also additional risk factors set forth in the Company’s periodic filings with the SEC, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2022. All forward-looking statements in this Current Report on Form 8-K are based on information available to the Company as of the date of this filing. The Company expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspirato incorporated
Dated: November 23, 2022
	By:	/s/ R. Webster Neighbor
Name: R. Webster Neighbor
Title: Chief Financial Officer

Exhibit 99.1

Inspirato Receives Expected Nasdaq Notification of Non-Compliance

Denver, November 23, 2022 – Inspirato Incorporated (NASDAQ: ISPO) (the “Company”), the innovative luxury hospitality company, today announced that on November 18, 2022, it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it did not comply with Nasdaq’s Listing Rule 5250(c)(1) (the “Rule”) for continued listing because it had not filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 (the “Form 10-Q”) by the required due date.

The Company previously disclosed its inability to timely file the Form 10-Q in its Notification of Late Filing on Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2022.

Nasdaq informed the Company that it has until January 17, 2023 to submit a plan to regain compliance with Nasdaq’s continued listing requirements. The Company can also regain compliance with Nasdaq’s continued listing requirements at any time before January 17, 2023, by filing the Form 10-Q with the SEC and continuing to comply with Nasdaq’s other continued listing requirements.

The Company intends to file with the SEC the Form 10-Q and regain compliance with Nasdaq’s continued listing requirements as soon as practicable.

The Notice has no immediate effect on the listing or trading of the Company’s shares of Class A common stock or warrants. However, if the Company fails to timely regain compliance with the Rule, the Company’s shares of Class A common stock and warrants will be subject to delisting from Nasdaq.

About Inspirato

Launched in 2011, Inspirato (NASDAQ: ISPO) is the innovative luxury hospitality brand that provides access to a managed and controlled portfolio of hand-selected vacation options, delivered through a subscription model to ensure the service and certainty that affluent customers demand. The Inspirato portfolio includes branded luxury vacation homes available exclusively to subscribers and guests, accommodations at five-star hotel and resort partners, and custom travel experiences, with five-star personalized service included on every trip. In 2019, Inspirato revolutionized travel by introducing Inspirato Pass, the world’s first luxury travel subscription that includes all nightly rates, taxes, and fees. In 2022, Inspirato introduced Inspirato for Good, an easy-to-use platform designed to support important causes by delivering high-value fundraising results for nonprofit organizations. For more information, visit inspirato.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of federal securities law. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company advises caution in reliance on forward-looking statements. Forward-looking statements include, without limitation, the Company’s plans and expectations related to the timing of the filing of the Form 10-Q to regain compliance with Nasdaq continued listing requirements within the applicable grace period. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those implied by forward-looking statements. See also additional risk factors set forth in the Company’s periodic filings with the SEC, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2022.

Any forward-looking statement made by the Company in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Inspirato Contacts

Investor Relations:

ir@inspirato.com

Media Relations:

communications@inspirato.com